Exhibit 99.1

CONTACT: Christopher G. Marshall Chief Financial Officer Capital Bank Corporation Phone: (704) 554-5901 Email: cmarshall@nafhinc.com	Michael R. Moore Executive Vice President Capital Bank Corporation Phone: (919) 645-6372 Email: mmoore@capitalbank-us.com

FOR IMMEDIATE RELEASE

North American Financial Holdings Completes $181 Million Investment in Capital Bank

RALEIGH, N.C. – January 28, 2011 – Capital Bank Corporation (NASDAQ: CBKN) (the “Company”), the parent company of Capital Bank, today announced the closing of the previously announced investment in the Company by North American Financial Holdings, Inc. (“NAFH”) of approximately $181 million through the purchase of the Company’s common stock.  In addition, the Company’s shareholders as of January 27, 2011, received contingent value rights (“CVRs”) that entitle such shareholders to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of Capital Bank’s existing loan portfolio.  The transaction will result in NAFH owning approximately 85% of the Company’s common stock.

“We are pleased to be completing this investment and to begin what we believe will be a great partnership with Capital Bank,” said R. Eugene Taylor, NAFH Chairman and Chief Executive Officer.  “We believe that Capital Bank has a strong foundation in excellent markets and that we will be able to help develop Capital Bank’s potential alongside our other operations in the Southeast.”

B. Grant Yarber, President and Chief Executive Officer of Capital Bank, said “We are excited to become a part of NAFH and to begin capturing the significant synergies with NAFH’s other operations.  In addition, the significant investment by NAFH will allow Capital Bank to improve service to our customers, provide new opportunities for our employees, and deliver more stability and value to our shareholders.”

In connection with the investment, Mr. Taylor was appointed Chairman of the Board, President and Chief Executive Officer of the Company and Capital Bank, Mr. Christopher G. Marshall was appointed Executive Vice President and Chief Financial Officer of the Company and Capital Bank, Mr. R. Bruce Singletary was appointed Executive Vice President and Chief Risk Officer of the Company and Capital Bank, and Mr. Yarber was appointed as Market President for North Carolina.  In addition, Mr. Taylor, Mr. Marshall, Mr. Singletary, Mr. Peter N. Foss and Mr. William A. Hodges were appointed to the Board of Directors of the Company and of Capital Bank. Mr. Oscar A. Keller, III and Mr. Charles F. Atkins will remain on the Board of Directors of the Company and of Capital Bank.

In connection with the closing of the investment, NAFH today completed the purchase of all 41,279 shares of preferred stock issued to the United States Department of the Treasury under the TARP Capital Purchase Program and the related warrant to purchase shares of the Company's common stock for total cash consideration of approximately $41.3 million.

Credit Suisse Securities (USA) LLC served as financial advisor and Wachtell, Lipton, Rosen & Katz served as legal advisor to NAFH.  McColl Partners, LLC and The Orr Group, LLC served as financial advisors and Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. served as legal advisor to the Company.

About NAFH

North American Financial Holdings, Inc. is a national bank holding company headquartered in Charlotte, North Carolina and Jacksonville, Florida.  NAFH was incorporated in the State of Delaware in 2009 and has raised approximately $900 million of equity capital, which it intends to invest in undercapitalized banks with the goal of establishing a strongly capitalized, high performance regional bank.  NAFH has previously invested in TIB Financial Corp., MetroBank of Dade Country, Turnberry Bank and First National Bank of the South.

The management team of NAFH includes:

R. Eugene (Gene) Taylor, NAFH Chairman and Chief Executive Officer. Mr. Taylor retired as Vice Chairman of Bank of America following a 38-year career during which he served as President of Bank of America’s Consumer and Commercial Bank and the Global Corporate and Investment Bank.  He is a native Floridian and a graduate of the Florida State University School of Business.

Christopher (Chris) G. Marshall, NAFH Chief Financial Officer, previously served as CFO and COO of Bank of America’s Global Consumer and Small Business Bank and as Chief Financial Officer of Fifth Third Bank.  Mr. Marshall is a graduate of the University of Florida and Pepperdine University School of Business.

R. Bruce Singletary, NAFH Chief Risk Officer, spent 31 years at Bank of America in various credit risk roles, including serving as Chief Risk Officer for Bank of America’s Florida Bank.  Mr. Singletary graduated from Clemson University and earned an MBA from Georgia State University.  Mr. Singletary resides in Jacksonville, Florida.

Kenneth (Ken) A. Posner, spent 15 years at Morgan Stanley, most recently serving as a Managing Director and equity research analyst for a wide range of financial services firms. Mr. Posner is a graduate of Yale College and earned an MBA from the University of Chicago.

About Capital Bank Corporation

Capital Bank Corporation, headquartered in Raleigh, N.C., with approximately $1.6 billion in total assets, offers a broad range of financial services. The Company operates 33 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Hope Mills, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s website address is http://www.capitalbank-us.com.

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Cautionary Statement

The investment discussed above involves the sale of securities in a private transaction that will not be registered under the Securities Act of 1933, as amended, and will be subject to the resale restrictions under that act.  Such securities may not be offered or sold absent registration or an applicable exemption from registration requirements. This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the acquisition of a majority of our voting power by NAFH, including interests of NAFH differing from other shareholders or any change in management, strategic direction, business plan, or operations, our ability to comply with the minimum capital ratio requirements imposed by Capital Bank’s Memorandum of Understanding with the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, our new management’s ability to successfully integrate into our business and execute our business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit and ending markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by Capital Bank, the failure of assumptions underlying loan loss and other reserves, competition,and  our dependence on key personnel and management. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.  The Company does not undertake a duty to update any forward-looking statements in this press release.